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                                                                 EXHIBIT 10(ddd)

                                AMENDMENT ONE TO
                        FLEETBOSTON FINANCIAL CORPORATION
                          EMPLOYEE STOCK PURCHASE PLAN
                            JULY 1, 2000 RESTATEMENT

         This Amendment One is effective December 31, 2002.

1. Section 4.3(b) of the Plan is amended to read in its entirety as follows:

                  b. A Participant's eligibility to authorize a payroll deduction with respect to the Plan shall be suspended if the Participant (i) is temporarily unable to purchase Shares by reason of the securities laws, or (ii) takes a hardship withdrawal from the FleetBoston Financial Savings Plan ("Savings Plan") or a predecessor plan. If a Participant's participation in the ESPP is suspended as a result of a hardship withdrawal made after December 31, 2002, the suspension shall end as of the first pay period beginning six months after the date of the hardship withdrawal, or as otherwise required by the Internal Revenue Service. For hardship distributions only, a Participant must re-enroll after the suspension period if he or she wishes to resume payroll deductions. The Plan Administrator shall establish reasonable procedures for administering suspensions.

2.       Section 5.3 of the Plan is amended to read in its entirety as follows:

         5.3 AMOUNT OF DISCOUNTS. Effective February 1, 2003, a Participant shall receive a 5 percent discount on the purchase of Shares under the Plan, by means of a contribution to the Plan by the Corporation of 5 cents for each 95 cents contributed by the Participant by payroll deduction. The Committee in its sole discretion may change or discontinue the discount at any time, provided that the discount available under the Plan may not exceed 15 percent.

3. Section 12.1 of the Plan is amended by adding a new first sentence that reads as follows:

         Subject to adjustment in accordance with the provisions of Section 12.2, the total number of Shares that may be allocated to Participants' Accounts on or after October 9, 2002 (exclusive of Shares allocated to Participants' Accounts pursuant to Section 7.2(b)) shall not exceed 4,000,000 shares.

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         IN WITNESS WHEREOF, this Amendment One to the FleetBoston Financial
Corporation Employee Stock Purchase Plan July 1, 2000 Restatement has been adopted by the Human Resources and Board Governance Committee of the Board of Directors of FleetBoston Financial Corporation and is executed by a duly authorized officer of the Corporation on this 23rd day of December, 2002.

                                            FLEETBOSTON FINANCIAL CORPORATION

                                            By:  /s/ M. ANNE SZOSTAK
                                                 ----------------------------
                                                 M. Anne Szostak
                                                 Executive Vice President

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